Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the direct and indirect subsidiaries of PrivateBancorp, Inc.1 as of March 1, 2010:

Entity Official Name	Jurisdiction of Formation or Organization

The PrivateBank and Trust Company	Illinois Department of Financial and Professional Regulation

Lodestar Investment Counsel, LLC	Delaware Secretary of State

The PrivateBank Securities, LLC	Delaware Secretary of State

PB Real Estate, LLC	Illinois Secretary of State

PBTC & Company LLC	Illinois Secretary of State

TrustCo, LLC	Missouri Secretary of State

The PrivateBank Mortgage Company	Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services

BBH Financial Advisors, Inc.	Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services

TPB Title Agency, LLC	Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services

PRIVATESTAR, LLC	Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services

The PrivateBank, National Association	Office of Comptroller of the Currency

The PrivateBank Mortgage Company, LLC	Illinois Secretary of State

PrivateBancorp Statutory Trust II	Delaware Secretary of State

PrivateBancorp Statutory Trust III	Connecticut Secretary of State

PrivateBancorp Capital Trust IV	Delaware Secretary of State

Bloomfield Hills Statutory Trust I	Delaware Secretary of State

[1]

PrivateBancorp, Inc. and its various subsidiaries also own and use the following trade names and trademarks: The PrivateWealth Financial Strategies Group, The Palladian PrivateBank, The PrivateWealth Group, and The PrivateWealth Trust Company.